Exhibit 2.6

Private & Confidential	Draft: 03 Mar 2003 KIO/TJS/AA51487 BD-#548902-v4

Dated March 4, 2003

INSIGNIA SOLUTIONS PLC	(1)

to

ESMERTEC AG	(2)

CHARGE OVER
INTELLECTUAL PROPERTY

Contents

Clause

1	Interpretation

2	Secured Obligations

3	Charges

4	Set-off

5	Representations

6	Undertakings

7	Further Assurance

8	Certain powers of the Chargee: Enforcement

9	Appointment and Powers of Receiver

10	Application of Proceeds; Purchasers

11	Indemnities; Exclusion of Liability; Costs and Expenses

12	Power of Attorney

13	Continuing Security and Other Matters

14	Currencies

15	Miscellaneous

16	Notices

17	Law

Schedule 1 The Agreements

Schedule 2 Charged Assets

THIS DEBENTURE dated March 4, 2003 and made BETWEEN:

(1)	INSIGNIA SOLUTIONS PLC of Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire HP10 0HH (the “Company”); and

(2)	ESMERTEC AG of Lagerstrasse 14, CH-8600 Dübendorf, Switzerland (the “Chargee”).

WITNESSES as follows:

1	Interpretation

1.1

Definitions

In this Deed, unless the context otherwise requires:

“Agreements” means the documents listed in Schedule 1 hereto, and “Agreement” means any one of them;

“Asset Purchase Agreement” means an asset purchase agreement entered into on the date of this Deed between the Chargee as purchaser and the Company, Insignia Solutions International Limited, Insignia Solutions Inc. and Insignia Solutions SARL as vendors;

“Charged Assets” means the assets defined as “Deferred Assets” in the Asset Purchase Agreement;

“Collateral Instruments” means negotiable and non-negotiable instruments, guarantees and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any liabilities of any person and includes any document or instrument creating or evidencing an Encumbrance;

“Default Rate” means 10% per annum;

“disposal” includes any sale, lease, sub-lease, assignment or transfer, the grant of an option or similar right, the grant of any easement, right or privilege, the creation of a trust or other equitable interest or any other proprietary right in favour of a third party, a sharing or parting with possession or occupation whether by way of licence or otherwise and the granting of access to any other person over any intellectual property, and “dispose” and “disposition” shall be construed accordingly;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, standard security, assignment by way of security or other security interest of any kind;

“Enforcement Date” means the date on which the Chargee demands the payment or discharge of all or any part of the Secured Obligations (provided always that such demand is not made until such Secured Obligations are due and payable) or, if earlier, the date on which a petition for an administration order is presented in relation to the Company;

“Incapacity”, in relation to a person, means the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“Receiver” means any one or more receivers and/or managers or administrative receivers appointed by the Chargee pursuant to this Deed in respect of all or any of the Companies or over all or any of the Charged Assets;

“Secured Obligations” means all moneys, obligations and liabilities covenanted to be paid or discharged under or pursuant to clause 2;

1.2

Successors and assigns

The expressions “Chargee” and “Company” include, where the context admits, their respective successors, and, in the case of the Chargee, its respective transferees and assignees, whether immediate or derivative.

1.3

Headings

Clause headings and the Contents page are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4

Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1

references to clauses and schedules are to be construed as references to the clauses of, and the schedules to, this Deed and references to this Deed include its schedules;

1.4.2

references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended, supplemented, replaced or novated in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Chargee;

1.4.3

words importing the plural shall include the singular and vice versa;

1.4.4

references to a time of day are to London time;

1.4.5

references to “assets” include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, or otherwise in respect of, any of the foregoing;

1.4.6

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.4.7

references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any of its agencies;

1.4.8

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.9

references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

1.5

Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Chargee may have executed it under hand only.

2

Secured Obligations

2.1

Covenant to pay

The Company hereby covenants that it will pay to the Chargee all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by it to the Chargee under or pursuant to the Agreements and this Deed when the same become due for payment or discharge.

3

Charges

3.1	Fixed Charge

The Company, with full title guarantee, hereby charges to the Chargee as a continuing security for the payment and discharge of the Secured Obligations by way of first fixed charge the Charged Assets together with all liens, charges, options, agreements, rights and interests in or over the Charged Assets or the proceeds of sale of the Charged Assets and all licences, agreements and ancillary and connected rights relating to, the Charged Assets, in each case now or from time to time hereafter owned by the Company.

4	Set-off

4.1	Set-off

The Company hereby agrees that the Chargee may at any time with notice set off any obligation due and owing from the Company against any obligation due and owing by the Chargee to the Company regardless of the place of payment or currency of either obligations.

4.2	Purchase of currencies

For the purpose of clause 4.1, if the obligations are in different currencies, the Company authorises the Chargee to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

5	Representations

The Company represents to the Chargee that as at the date of this Deed:

5.1.1

it is the sole legal and beneficial owner of the Charged Assets;

5.1.2

the Charged Assets are free of any Encumbrances (except for those created by or under this Deed) and any other rights or interests (including any licences) in favour of third parties;

5.1.3

it does not, in carrying on its business, knowingly infringe any know-how, patent, trade mark, service mark, design, business name, topographical or similar right of any third party; and

5.1.4

to its knowledge, no intellectual property right in the Charged Assets is being infringed, nor is there any threatened infringement of any such intellectual property right.

6

Undertakings

6.1

The Company hereby undertakes with the Chargee that during the continuance of this security the Company will:

6.1.1

Restrictions on dealings:

(a) not create or permit to subsist any Encumbrance on any Charged Asset;

(b) not sell, transfer, licence, lease or otherwise dispose of any Charged Asset other than to the Chargee.

6.1.2

Deposit of documents:  Upon request made in writing by the Chargee deposit with the Chargee (to be held at the risk of the Company) all documents relating to its Charged Assets as the Chargee may from time to time reasonably require for the purpose of perfecting and protecting its interests hereunder.

6.1.3

Compliance with covenants etc:  observe and perform all material covenants, requirements and obligations from time to time imposed on, applicable to or otherwise affecting the Charged Assets and/or the use, ownership, possession, or other enjoyment or exploitation of its Charged Assets whether imposed by statute, law or regulation, contract, lease, licence, grant or otherwise, carry out all registrations, or renewals and generally do all other acts and things (including the taking of legal proceedings) reasonably necessary or desirable to maintain, defend or preserve its right, title and interest to and in the Charged Assets without infringement by any third party and not without the prior written consent of the Chargee enter into any onerous or restrictive obligations affecting any of the same.

6.1.4

Intellectual Property Rights: without prejudice to the generality of clause 6.1.3:

(a)

take all necessary and reasonable action to safeguard and maintain its rights, present and future, in or relating to the Charged Property including, without limitation, observing all covenants and stipulations relating thereto and paying all applicable renewal fees, licence fees and other outgoings;

(b)

if requested to do so by the Chargee, make entries in any public register of any of the Charged Assets which either record the existence of this Deed or the restrictions on disposal imposed by this Deed;

(c)

use all reasonable efforts to effect registration of applications for registration of any registered design, patent, trade mark and service mark and keep the Chargee informed of events relevant to any such application and not without the prior consent in writing of the Chargee permit any intellectual property rights in relation to the Charged Assets to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use or otherwise; and

(d)

notify the Chargee forthwith of any infringement or suspected infringement or any challenge to the validity of any of its present or future intellectual property rights in relation to the Charged Assets which may come to its notice, supply the Chargee with all information in its possession relating thereto and take all steps necessary to prevent or bring to an end any such infringement and to defend any challenge to the validity of any such rights.

6.1.5	Jeopardy: not do or cause or knowingly permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value or marketability of any of its Charged Assets.

6.2	Power to remedy

If the Company defaults at any time in complying with any of its obligations contained in this Deed, the Chargee shall, without prejudice to any other rights arising as a consequence of such default, be entitled (but not bound) to make good such default and the Company hereby irrevocably authorises the Chargee and its employees and agents by way of security to do all such things (including, without limitation, entering the Company’s property) necessary or desirable in connection therewith.  All reasonable moneys so expended by the Chargee shall be repayable by the Company to the Chargee on demand together with interest at the Default Rate from the date of payment by the Chargee until such repayment, both before and after judgment.  No exercise by the Chargee of its powers under this clause 6.2 shall make it liable to account as a mortgagee in possession.

7	Further Assurance

7.1	Further assurance

The Company shall if and when at any time required by the Chargee execute such further Encumbrances and assurances in favour or for the benefit of the Chargee and do all such acts and things as the Chargee shall from time to time require over or in relation to all or any of the Charged Assets to maintain, but not improve, the quality of the Chargee’s security hereunder, to secure the Secured Obligations or to perfect or protect the Chargee’s security over the Charged Assets or any part thereof or to facilitate the realisation of the same.

7.2	Certain documentary requirements

Such further Encumbrances and assurances shall be prepared by or on behalf of the Chargee at the expense of the Chargee and shall contain (a) an immediate power of sale without notice, (b) a clause excluding section 93 Law of Property Act 1925 and the restrictions contained in section 103 Law of Property Act 1925 and (c) such other clauses for the benefit of the Chargee as the Chargee may reasonably require.

8	Certain powers of the Chargee: Enforcement

8.1	Powers on enforcement

At any time on or after the Enforcement Date or if requested by the Company, the Chargee may, without further notice, without the restrictions contained in section 103 Law of Property Act 1925 and whether or not a Receiver shall have been appointed, exercise all the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed and all the powers and discretions conferred by this Deed on a Receiver either expressly or by reference.

9	Appointment and Powers of Receiver

9.1	Appointment

At any time on or after the Enforcement Date or if requested by the Company, the Chargee may by instrument in writing executed as a deed or under the hand of any director or other duly authorised officer appoint any person to be a Receiver of all or any part of the Charged Assets or any part thereof.  Any such appointment may be made subject to such qualifications, limitations and/or exceptions (either generally or in relation to specific assets or classes of asset) as may be specified in the instrument effecting the appointment.  Where more than one Receiver is appointed, each joint Receiver shall have power to act severally, independently of any other joint Receivers, except to the extent that the Chargee may specify to the contrary in the appointment.  The Chargee may (subject, where relevant, to section 45 Insolvency Act 1986) remove any Receiver so appointed and appoint another in his place.

9.2	Receiver as agent

A Receiver shall be the agent of the Company and the Company shall be solely responsible for his acts or defaults and for his remuneration.

9.3	Powers of Receiver

A Receiver shall have the power to do or omit to do on behalf of the Company anything which the Company itself could do or omit to do if the Receiver had not been appointed, notwithstanding the liquidation of the Company.  In particular (but without limitation) a Receiver shall (whether or not he is an administrative receiver) have power to do all the acts and things described in schedule 1 to the Insolvency Act 1986 as if the words “he” and “him” referred to the Receiver and “company” referred to the Company.  He shall also have all powers from time to time conferred on receivers and administrative receivers by statute, in the case of powers conferred by the Law of Property Act 1925, without the restrictions contained in Section 103 of the Act. The powers of the Receiver may be limited by the terms of his appointment.

9.4	Remuneration

The Chargee may from time to time determine the remuneration of any Receiver and section 109(6) Law of Property Act 1925 shall be varied accordingly.  A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm.

10	Application of Proceeds; Purchasers

10.1	Application of proceeds

All moneys received by the Chargee or by any Receiver shall be applied, after the discharge of the remuneration and expenses of the Receiver and all liabilities having priority to the Secured Obligations, in or towards satisfaction of the Secured Obligations in the following order:

(a) firstly, in or towards payment of any unpaid costs and expenses of the Lender under the Agreements and this Deed;

(b) secondly, in or towards payment of any accrued interest due but unpaid under this Deed;

(c) thirdly, in or towards payment of any monies due but unpaid under the Agreements; and

(d) fourthly, in or towards payment of any other sum due but unpaid under this Deed.

The Chargee may vary the order set out in clauses (b) or (d) above. The Chargee shall notify the Company of any such variation, in each case with details of the variation made.

10.2

Instead of making an application of funds under clause 10.1 hereof, the Chargee may credit the same to a suspense account for so long and in such manner as the Chargee may from time to time determine and the Receiver may retain the same for such period as he and the Chargee consider expedient.

10.3	Protection of purchasers

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee or any Receiver to exercise any of the powers conferred by this Deed has arisen or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

11	Indemnities; Exclusion of Liability; Costs and Expenses

11.1	Enforcement costs

The Company hereby undertakes with the Chargee to pay on demand all costs, charges and expenses incurred by or on behalf of the Chargee or by any Receiver in or about the enforcement or preservation or attempted enforcement or preservation of any of the security created by or pursuant to this Deed or any of the Charged Assets on a full indemnity basis, together with interest at the Default Rate from the date on which such costs, charges or expenses are so incurred until the date of payment by the Company (as well after as before judgment).

11.2	No liability as mortgagee in possession

Neither the Chargee nor any Receiver shall be liable to account as mortgagee in possession in respect of all or any of the Charged Assets or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever for which a mortgagee may be liable as such.

11.3	Indemnity

The Company hereby undertakes with the Chargee to indemnify and keep indemnified each of the Chargee, any Receiver and any attorney, agent or other person appointed by the Chargee under this Deed and the Chargee’s officers and employees (each an “Indemnified Party”) in respect of all reasonable costs, losses, actions, claims, expenses, demands or liabilities whether in contract, tort or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of the Indemnified Parties (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

11.3.1	anything done or omitted in the exercise or purported exercise of the powers contained in this Deed; or

11.3.2	any breach by the Company of any of its obligations under this Deed;

and which was not caused by the negligence or wilful default of the relevant Indemnified Party.

12	Power of Attorney

The Company by way of security hereby irrevocably appoints each of the Chargee and any Receiver severally to be its attorney in its name and on its behalf:

12.1

to execute and complete any documents or instruments which the Chargee or such Receiver may require for perfecting the title of the Chargee to the Charged Assets or for vesting the same in the Chargee, its nominees or any purchaser;

12.2	to sign, execute, seal and deliver and otherwise perfect any further security document referred to in clause 7; and

12.3

otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Chargee or a Receiver under this Deed or which may be deemed expedient by the Chargee or a Receiver in connection with any disposition, realisation or getting in by the Chargee or such Receiver of the Charged Assets or any part thereof or in connection with any other exercise of any power under this Deed.

13	Continuing Security and Other Matters

13.1	Continuing security

This Deed and the obligations of the Company under this Deed shall extend to the ultimate balance from time to time owing in respect of the Secured Obligations and shall be a continuing security notwithstanding any intermediate payment, partial settlement or other matter whatsoever.

13.2	Liability unconditional

The liability of the Company shall not be affected by reason of:

13.2.1	the Incapacity or any change in the name, style or constitution of the Company or other person liable; or

13.2.2	the Chargee granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of any other person liable; or

13.2.3	any amendment, variation or waiver (however material or fundamental) of the Agreements; or

13.2.4	anything done or omitted which but for this provision might operate to exonerate the Company.

13.3	Collateral Instruments

The Chargee shall not be obliged to make any claim or demand on the Company or any other person liable or to resort to any Collateral Instrument or other means of payment before enforcing this Deed and no action taken or omitted in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Company.  The Chargee shall not be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment.

13.4	Waiver of Company’s rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Company agrees that without the prior written consent of the Chargee it will not:

13.4.1	exercise any rights of subrogation, contribution or indemnity against any other person liable;

13.4.2

demand or accept any Collateral Instrument to be executed in respect of any of its obligations under this Deed or any other Indebtedness now or hereafter due to the Company from any other person liable;

13.4.3	take any step to enforce any right against any other person liable in respect of any such Secured Obligations;

13.4.4

exercise any right of set-off or counter-claim against any other person liable or claim or prove or vote as a creditor in competition with the Chargee in the liquidation, administration or other insolvency proceeding of any other person liable or have the benefit of, or share in, any payment from or composition with, any other person liable or any Collateral Instrument now or hereafter held by the Chargee for any obligations or liabilities of any other person liable.

13.5	Suspense accounts

Any money received pursuant to the realisation of any security created pursuant to this Deed (whether before or after any Incapacity of the Company or any other person liable) may be placed to the credit of a suspense account with a view to preserving the rights of the Chargee to prove for the whole of its claims against the Company or any other person liable or may be applied in or towards satisfaction of the Secured Obligations in the order provided for in clause 10.1 hereof.

13.6	Settlements Conditional

Any release, discharge or settlement between the Company and the Chargee shall be conditional upon no security, disposition or payment to the Chargee by the Company or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation, administration or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Chargee shall be entitled to enforce this Deed as if such release, discharge or settlement had not occurred and any such payment had not been made.

13.7	Companies to deliver up certain property

If, contrary to clause 13.4, the Company takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Chargee and shall be delivered to the Chargee as soon as reasonably possible after demand.

14	Currencies

All moneys received or held by the Chargee or by a Receiver under this Deed at any time on or after the Enforcement Date in a currency other than a currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated as the Chargee or Receiver considers necessary or desirable and the Parent shall indemnify the Chargee against the full cost in the currency of the relevant obligation (including all costs, charges and expenses) incurred in relation to such sale.  Neither the Chargee nor any Receiver shall have any liability to the Company in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

15	Miscellaneous

15.1	Remedies Cumulative

No failure or delay on the part of the Chargee to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

15.2	Successors and assigns

Any appointment or removal of a Receiver under clause 9 and any consents under this Deed may be made or given in writing signed or sealed by any successors or assigns of the Chargee and accordingly the Company hereby irrevocably appoints each successor and assign of the Chargee to be its attorney in the terms and for the purposes set out in clause 12.

15.3	Consolidation

Section 93 Law of Property Act 1925 shall not apply to the security created by this Deed or to any security given to the Chargee pursuant to this Deed.

15.4	Reorganisation

This Deed shall remain binding on the Company notwithstanding any change in the constitution of the Chargee or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind.

15.5	Unfettered discretion

Any liability or power which may be exercised or any determination which may be made under this Deed by the Chargee may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

16	Notices

Every notice, request, demand or other communication under this Deed shall:

16.1	be in writing delivered personally or by first-class prepaid letter or telefax;

16.2

be deemed to have been received, subject as otherwise provided in this Deed, in the case of a letter, when delivered and, in the case of a telefax, when a complete and legible copy is received by the addressee (unless the time of despatch of any telefax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and be sent to the Company and to the Chargee at their respective addresses listed in the recitals to this Deed or to such other address or telefax number as is notified by the relevant party to the other party to this Deed.

17	Law

This Deed shall be governed by English law.

IN WITNESS whereof this Deed has been executed and delivered by or on behalf of the parties on the date stated at the beginning of this Deed.

Schedule 1

The Agreements

Title of Agreement	Parties	Date Signed

Asset Purchase Agreement	Insignia Solutions plc (1) Insignia Solutions International Limited (2) Insignia Solutions Inc. (3) Insignia Solutions SARL France (4) and Esmertec AG (5)	the date of this Deed

Master Distribution and License Agreement	Insignia Solutions plc and Esmertec AG	To be singed on the Completion Date as defined in the Asset Purchase Agreement

Master Support and Maintenance Agreement	Insignia Solutions plc and Esmertec AG	To be singed on the Completion Date as defined in the Asset Purchase Agreement

SSP Software Marketing Agreement and License	Insignia Solutions plc and Esmertec AG	To be singed on the Completion Date as defined in the Asset Purchase Agreement

EXECUTED and DELIVERED as a DEED	)
by INSIGNIA SOLUTIONS PLC	)

Nicholas, Viscount Bearsted		Director	/s/ Nicholas, Viscount Bearsted

Richard M. Noling	Secretary		/s/ Richard M. Noling

SIGNED for and on behalf	)
of ESMERTEC AG	)
by	)
Alain Blancquart		C.E.O.	/s/ Alain Blancquart
Edwin Douglass		C.F.O.	/s/ Edwin Douglas